(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Funds Trust

We consent to the use of our reports dated May 23, 2014, incorporated herein by reference for Voya Floating Rate Fund (formerly, ING Floating Rate Fund), Voya GNMA Income Fund (formerly, ING GNMA Income Fund), Voya High Yield Bond Fund (formerly, ING High Yield Bond Fund), Voya Intermediate Bond Fund (formerly, ING Intermediate Bond Fund), Voya Short Term Bond Fund (formerly, ING Short Term Bond Fund), and Voya Strategic Income Fund (formerly, ING Strategic Income Fund), each a series of Voya Funds Trust (formerly, ING Funds Trust), and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

Boston, Massachusetts

July 29, 2014